Exhibit 8(c)

                       AMENDMENT NO. 1 CUSTODIAN AGREEMENT

          This Amendment, dated the 1st day of August 1991, is entered into between THE RBB FUND, INC. (the "Fund"), a Maryland corporation, and PROVIDENT NATIONAL BANK ("Provident"), a national banking association.

          WHEREAS, the Fund and Provident have entered into a Custodian Agreement dated as of August 16, 1988, (the "Custodian Agreement"), pursuant to which the Fund appointed Provident to act as custodian for its investment portfolios; and

          WHEREAS, the Fund's Board of Directors has approved this Amendment;
and

          WHEREAS, the Fund has established and will establish additional classes of Common Stock ("Shares"), with respect to which it wants to appoint Provident to act as custodian under the Custodian Agreement; and

          WHEREAS, Provident has notified the Fund that it wants to serve as custodian for "Class O Shares", "Class P Shares" and "Class Q Shares" and for any classes of shares of common stock of the Fund hereafter created, classified or reclassified.

          NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1. Appointment. Paragraph 1 of the Custodian Agreement is amended and restated in full to read as follows;

          The fund hereby appoints Provident to act as custodian of the securities, cash and other property belonging to each investment portfolio (a "portfolio") of the Fund for the period and on the terms set forth in this Agreement. Provident accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 21 of this Agreement. Provident agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. The Fund's Common Stock, $.001 par value (the "Shares") has been as of the date hereof classified into seventeen different classes of Common Stock: the "Class A Shares", the "Class B Shares", the "Class C Shares", the "Class D Shares", the "Class E Shares", the "Class F shares", the "Class G Shares", the "Class H Shares", the "Class I Shares", the "Class J Shares", the "Class K Shares", the "Class L Shares", the "Class M Shares", the "Class N Shares", the "Class O Shares", the "Class P Shares", and the "Class Q Shares", respectively. The Fund may from time to time issue additional series or classes of Shares or classify and reclassify shares of such series or class. Provident shall identify to each such series or class Property belonging to such series or class and in such reports, confirmations and notices to the Fund called for under this Agreement shall indentify the series or class to which such report, confirmation or notice pertains.


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          2. Capitalized Terms. From and after the date hereof, the following term as used in the Custodian Agreement shall be deemed to include also the meaning specified herein: "Shares" shall be deemed to include "Class O Shares", "Class P Shares" and "Class Q Shares" and shares of common stock hereafter created, classified or reclassified.

          3. Miscellaneous. Except to the extent amended and supplemented hereby, the Custodian Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended and supplemented hereby.

          IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

 THE RBB FUND, INC.

 (SEAL)
 By: /s/Edward J. Roach
    _____________________
        Edward J. Roach
  Title: President

 PROVIDENT NATIONAL BANK

 (SEAL)
 By: illegible
    _____________
     Title: Vice President